EXHIBIT 2.1

                                 IMAGEMAX, INC.


                            ASSET PURCHASE AGREEMENT
                              FOR CERTAIN ASSETS OF
                         DOCUMENT MANAGEMENT GROUP INC.


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                                TABLE OF CONTENTS

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PRELIMINARY STATEMENTS.....................................................1


ARTICLE 1    CERTAIN DEFINITIONS...........................................1


ARTICLE 2    SALE AND PURCHASE OF ASSETS; CONSIDERATION;
               ASSUMPTION OF LIABILITIES...................................6
  2.1.       Agreement to Sell and Purchase Assets.........................6
  2.2.       Consideration and Payment.....................................6
  2.3.       Post-Closing Adjustment Process...............................7
  2.4.       Payment of Purchase Price.....................................8
  2.5.       Allocation of Purchase Price..................................8
  2.6.       Assumption of Liabilities.....................................8
  2.7.       Rework Warranty...............................................9


ARTICLE 3    REPRESENTATIONS AND WARRANTIES
               OF SELLER AND SHAREHOLDER...................................9
  3.1.       Organization; Qualification; Good Standing....................9
  3.2.       Authorization for Agreement...................................9
  3.3.       Ownership, Subsidiaries and Legal Names.......................9
  3.4.       Enforceability...............................................10
  3.5.       Pending Legal Proceedings, Orders or Investigations..........10
  3.6.       Title to the Purchased Assets and Related Matters............10
  3.7.       Compliance with Laws.........................................10
  3.8.       Labor Matters................................................10
  3.9.       Employee Benefit Plans.......................................11
  3.10.      Financial Statements.........................................12
  3.11.      Absence of Undisclosed Liabilities...........................13
  3.12.      Real Property................................................13
  3.13.      Tangible Personal Property...................................13
  3.14.      Contracts....................................................13
  3.15.      Insurance....................................................15
  3.16.      Intellectual Property........................................15
  3.17.      Environmental Matters........................................15
  3.18.      Permits......................................................16
  3.19.      Regulatory Filings...........................................16
  3.20.      Taxes and Tax Returns........................................16
  3.21.      Accounts.....................................................17
  3.22.      Transferred Receivables......................................17
  3.23.      Solvency.....................................................17


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  3.24.      Officers and Directors.......................................17
  3.25.      Affiliate Transactions.......................................18
  3.26.      Brokers or Finders...........................................18
  3.27.      Customers....................................................18
  3.28.      Investment Company...........................................18
  3.29.      Accredited Investor..........................................18
  3.30.      Absence of Changes...........................................18
  3.31.      Accuracy and Completeness of Information.....................19


ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF PURCHASER..................20
  4.1.       Organization.................................................20
  4.2.       Authorization for Agreement..................................20
  4.3.       Enforceability...............................................20
  4.4.       Litigation...................................................20
  4.5.       Brokers or Finders...........................................20


ARTICLE 5    CONDITIONS PRECEDENT TO CLOSING..............................20
  5.1.       Conditions Precedent to the Purchaser's Obligations..........20
  5.2.       Conditions Precedent to the Seller's
               and the Shareholder's Obligations..........................21


ARTICLE 6    CLOSING......................................................22
  6.1.       The Closing and the Closing Date.............................22
  6.2.       Right to Possession..........................................22
  6.3.       Third Party Consents.........................................22
  6.4.       Employment, Compensation and Employee
               Benefits From and After Closing............................23
  6.5.       Current and Deferred Compensation and Other
               Compensation Practices.....................................23
  6.6.       Severance....................................................24
  6.7.       Unemployment Compensation....................................24


ARTICLE 7    COVENANT NOT TO COMPETE......................................24
  7.1.       Confidentiality..............................................24
  7.2.       Covenant Not To Compete......................................25
  7.3.       Specific Enforcement; Extension of Period....................26
  7.4.       Disclosure...................................................26
  7.5.       Interpretation...............................................26
  7.6.       Acknowledgment...............................................27


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ARTICLE 8    SURVIVAL.....................................................27


ARTICLE 9    INDEMNIFICATION..............................................27
  9.1.       The Seller's and the Shareholder's Indemnification...........27
  9.2.       The Purchaser's Indemnification..............................28
  9.3.       Payment; Procedure for Indemnification.......................28
  9.4.       Limitations on Indemnification...............................29


ARTICLE 10   POST-CLOSING COVENANTS.......................................30
  10.1.      Further Cooperation..........................................30
  10.2.      Maintenance of Books and Records.............................30
  10.3.      Use of Name..................................................31
  10.4.      Discharge of Obligations.....................................31
  10.5.      Receivables..................................................31
  10.6.      Public Announcements.........................................31


ARTICLE 11   TAXES RELATING TO PURCHASED ASSETS...........................31


ARTICLE 12   TRANSFER RESTRICTIONS........................................32


ARTICLE 13   SECURITIES LAWS REPRESENTATIONS..............................32
  13.1.      Compliance with Law..........................................32
  13.2.      Economic Risk; Sophistication................................33


ARTICLE 14   MISCELLANEOUS................................................33
  14.1.      Notices......................................................33
  14.2.      No Third Party Beneficiaries.................................34
  14.3.      Schedules....................................................34
  14.4.      Expenses.....................................................34
  14.5.      Further Assurances...........................................34
  14.6.      Entire Agreement; Amendment..................................34
  14.7.      Section and Paragraph Titles.................................35
  14.8.      Binding Effect...............................................35
  14.9.      Counterparts.................................................35
  14.10.     Severability.................................................35
  14.11.     Governing Law................................................35


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                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (as amended or supplemented from time to time, this "Agreement") is hereby made this 9th day of February, 1998 by and among Document Management Group Inc., a Michigan corporation (the "Seller"), Theron Robinson (the "Shareholder") and ImageMax, Inc., a Pennsylvania corporation (the "Purchaser").

                             PRELIMINARY STATEMENTS

     The Seller is engaged in the business of providing document management products and services. The Shareholder owns one hundred percent (100%) of the issued and outstanding shares of the Seller's capital stock. The Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller all of the Seller's assets that are used in or related to the operation of the Seller's document management and related businesses (the "Business"), together with the goodwill related to the Business in accordance with the provisions set forth in this Agreement. Except for those specific obligations and liabilities of the Seller identified in this Agreement, the Purchaser is assuming none of the Seller's obligations or liabilities.

     IN CONSIDERATION of the foregoing and the mutual promises, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:


                                    ARTICLE 1
                               CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings herein specified, unless the context otherwise requires:

     1.1. Affiliate shall mean: (i) any Person that directly or indirectly through one or more intermediaries controls, is controlled by or under common control with the Person specified; (ii) any director, officer, or Subsidiary of the Person specified; and (iii) the spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, and sisters-in-law of the Person specified.

     1.2. Assumed Liabilities shall mean the Obligations and Liabilities set forth on Schedule 2.6.

     1.3. Balance Sheet Date shall mean December 31, 1997.

     1.4. Books and Records shall mean all records, documents, lists and files, relating to either or both of the Purchased Assets or the Business including, without limitation, price lists, lists of accounts, customers, suppliers and personnel, all product, business and marketing plans, historical sales data and all books, ledgers, files and business records (including, without limitation, all financial records and books of account) of or relating to either or both of the Purchased Assets or the Business; in any of the foregoing cases, whether in electronic form or otherwise.

     1.5. Closing Balance Sheet shall mean the Preliminary Closing Balance Sheet as adjusted in connection with the later review by the Accountants as set forth in Article 2 hereof.


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     1.6. Closing Market Price shall mean the average closing price of a share of ImageMax Common Stock, as reported by the Nasdaq National Market, during the fifteen-trading-day period ending on the business day which immediately precedes the Closing Date.

     1.7. Code shall mean the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

     1.8. Computer Software shall mean all computer applications software, owned or licensed by Seller, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., order processing, manufacturing, process control, design, shipping, etc.) and all computer operating, security or programming software, owned or licensed by Seller.

     1.9. Confidential Information shall mean (i) with respect to any party to this Agreement or any Affiliate of such party, all financial, technical, commercial or other information, including but not limited to information, materials, documents, financial reports, business plans and marketing data that relate to the business, strategies or operations of the parties hereto, disclosed or otherwise made available by such party or such Affiliate (the "Discloser") to another party or affiliate (the "Recipient") in connection with the transactions contemplated by this Agreement and (ii) each of the terms, conditions and other provisions contained in this Agreement and in the agreements or documents to be delivered pursuant to this Agreement. Notwithstanding the preceding sentence, the definition of Confidential Information shall not include any information that (i) is in the public domain at the time of disclosure to the Recipient or becomes part of the public domain after such disclosure through no fault of the Recipient, (ii) is possessed in writing by the Recipient at the time of disclosure to such Recipient, or (iii) is disclosed to a party by any Person other than a party to this Agreement; provided, that the party to whom such disclosure has been made does not have actual knowledge that such Person is prohibited from disclosing such information (either by reason of contractual, or legal or fiduciary duty or obligation). For the purposes hereof, public domain shall not include disclosure of information, except as otherwise provided herein, to any other person in connection with the transactions contemplated hereby.

     1.10. Consents shall mean any consents, waivers, approvals, authorizations, certifications or exemptions required from any Person or under any Contract or Requirement of Law, as applicable.

     1.11. Contracts shall mean, with respect to any Person, any indentures, indebtedness, contracts, leases, agreements, instruments, licenses, undertakings and other commitments, whether written or oral, to which such Person is, or such Person's properties are bound.

     1.12. Employee Benefit Plan shall mean any deferred compensation, pension, profit sharing, stock option, stock purchase, savings, group insurance or retirement plan, and all vacation pay, severance pay, incentive compensation, consulting, bonus and other employee benefit or fringe benefit plans or arrangements maintained by the Seller or any ERISA Affiliate (including, without limitation, health insurance, life insurance and other benefit plans maintained for retirees) within the previous six plan years or with respect to which contributions are or were (within such six year period) made or required to be made by the Seller or any ERISA Affiliate or with respect to which the Seller has any liability.

     1.13. Encumbrances shall mean, with respect to any asset, any security interests, liens, encumbrances, pledges, mortgages, conditional or installment sales Contracts, title retention Contracts, transferability restrictions and other claims or burdens of any nature whatsoever attached to or adversely


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affecting such asset other than liens arising in the ordinary course of business which are not incurred in connection with the borrowing of money and which, in the aggregate, are not material.

     1.14. Environmental Laws shall mean all Requirements of Law relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land, or surface or subsurface strata) including, without limitation, Requirements of Law relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, petroleum, or industrial, toxic or hazardous substances or wastes into the environment and Requirements of Law relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et. seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et. seq., and the rules and regulations promulgated thereunder, all as amended and supplemented from time to time, and together with any successors thereto.

     1.15. ERISA shall mean the Employment Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

     1.16. ERISA Affiliate shall mean any Person that is included with the Seller in a controlled group or affiliated service group under Sections 414(b),
(c), (m) or (o) of the Code.

     1.17. Escrow Agent shall mean the individual or entity named as the Escrow Agent in the Escrow Agreement.

     1.18. Escrow Agreement shall mean the Escrow Agreement between the Seller, the Purchaser and the Escrow Agent to hold the Escrow Amount pursuant to the terms and conditions therein as referred to in Section 2.4, substantially in the form attached hereto as Exhibit A.

     1.19. GAAP shall mean generally accepted accounting principles in the United States, applied by Seller on a basis consistent with preceding years and throughout the periods involved.

     1.20. Generic Intellectual Property shall mean those items of commercial off-the-shelf personal micro-computer shrink-wrap licenses.

     1.21. Governmental or Regulatory Authority shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise).

     1.22. ImageMax Common Stock shall mean the common stock, no par value per share, of the Purchaser.

     1.23. Intellectual Property shall mean all Computer Software, patents, patent rights, patent applications, registered trademarks and service marks, trademark rights, trademark applications, service mark rights, service mark applications, trade names, registered copyrights, copyright rights and all intellectual, industrial, software or proprietary rights and trade secrets, technology and know-how, whether or not owned or under license, relating to either or both of the Purchased Assets or the Business, in each case together with any amendments, modifications and supplements thereto and in each case all goodwill associated with the Business in connection with which any such intellectual property is used.


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     1.24. IRS means the Internal Revenue Service or any successor organization thereto.

     1.25. Knowledge shall mean with respect to any representation, warranty or statement of any party in this Agreement that is qualified by such party's "knowledge," the actual knowledge of such party or, in the case of an entity, the actual knowledge of any officer or director of such entity, and, in the case of any such officer or director, that knowledge that a reasonably prudent officer or director should have if such person duly performed his or her duties as an officer or director of such party or made reasonable and diligent inquiry and exercised due diligence with respect thereto.

     1.26. Legal Proceeding shall mean any action, suit, arbitration, claim or investigation by or before any Governmental or Regulatory Authority, any arbitration or alternative dispute resolution panel, or any other legal, administrative or other similar proceeding.

     1.27. Material Adverse Effect shall mean an effect which is or would likely be materially adverse to the Business and Properties (including Intellectual Property), the prospects for the Business, or the condition (financial or otherwise) or results of operation, of the Seller.

     1.28. Obligations and Liabilities and words of similar import include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

     1.29. Order shall mean any judgment, order, writ, decree, injunction or other determination whatsoever of any Governmental or Regulatory Authority or any other entity or body whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).

     1.30. PBGC means the Pension Benefit Guaranty Corporation or any successor organization thereto.

     1.31. Permits shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, rights, orders, qualifications and similar rights or approvals granted or issued by any Governmental or Regulatory Authority relating to either or both of the Purchased Assets or the Business.

     1.32. Person shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, trust, association, union, entity, or other form of business organization or any Governmental or Regulatory Authority whatsoever.

     1.33. Preliminary Closing Balance Sheet shall mean the unaudited balance sheet delivered by the Seller to the Purchaser two business days prior to the Closing Date that estimates, to the best knowledge of the Seller, the unaudited balance sheet of the Seller as of the date immediately prior to the Closing Date.

     1.34. Prepaid Expenses shall mean, as of any date of determination, payments made by the Seller with respect to the Business, other than payments made by the Seller to any Affiliate of either the Seller or the Shareholder, that constitute prepaid expenses of the Business in accordance with GAAP consistently applied as of such date.


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     1.35. Property shall mean the Real Property, Intellectual Property and
Tangible Personal Property of the Seller.

     1.36. Receivables shall mean, as of any date of determination, the Seller's accounts receivable, notes receivable and other miscellaneous receivables associated with the Business at such date.

     1.37. Regulatory Approvals shall mean all Consents from all Governmental or Regulatory Authorities.

     1.38. Requirement of Law shall mean, with respect to any Person, such Person's articles or certificate of incorporation, by-laws or other governing or constitutive documents, if any, and any provision of law, statute, treaty, rule, regulation, ordinance or pronouncement having the effect of law, or any Order, to which, in each case, such Person or any of such Person's properties, operations, business or assets is bound or subject.

     1.39. Restricted Period shall mean, with respect to the Seller and the Shareholder, the period commencing on the Closing Date and ending on the later of (i) provided the Shareholder is an employee of the Purchaser on the Closing Date, the first anniversary of the date on which the Shareholder's employment with the Purchaser, expires, is not renewed, or is otherwise terminated, and
(ii) the fifth anniversary of the Closing Date, as such period may be extended pursuant to Section 7.3(b).

     1.40. Retained Liabilities shall mean all Obligations and Liabilities of the Seller and the Shareholder of any nature whatsoever, whether now existing or hereafter arising or incurred, except for the Assumed Liabilities.

     1.41. Securities Act shall mean the Securities Act of 1933, or any successors thereto, and the rules and regulations promulgated thereunder, as amended and supplemented from time to time.

     1.42. Seller Balance Sheet shall mean the balance sheet of Seller and notes thereto prepared in accordance with GAAP as of the Balance Sheet Date.

     1.43. Subsidiary shall mean, with respect to any Person, any entity in which such Person owns or controls in excess of 50% of the securities or ownership interests representing the ordinary voting power of such entity.

     1.44. Tangible Fixed Assets shall mean the value of all depreciable assets of the Seller as of a certain specified date, properly accounted for under GAAP, net of all accumulated depreciation through such specific date.

     1.45. Taxes shall mean (i) all taxes, charges, fees, levies or other assessments including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, payroll, employment, social security, unemployment, excise, estimated, stamp, occupancy, occupation, property or other similar taxes, including any interest or penalties thereon, and additions to tax or additional amounts imposed by any federal, state, local or foreign governmental authority, domestic or foreign (a "Taxing Authority") or (ii) all liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulations Sec.1.1502-6 or comparable Requirement of Law.

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     1.46. Tax Returns shall mean any declaration, return, report, estimate, information return, schedule, statements or other document filed or required to be filed, with or when none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority.

     1.47. Trade Accounts Receivable shall mean, as of the applicable date, the Seller's trade accounts receivable associated with the Business.

     1.48. Transferred Receivables shall mean those Receivables that are part of the Purchased Assets.

     1.49. Transfer Taxes shall mean any applicable documentary, sales, use, filing, transfer and similar Taxes payable as a result of the transactions contemplated by this Agreement.


                                    ARTICLE 2
                   SALE AND PURCHASE OF ASSETS; CONSIDERATION;
                            ASSUMPTION OF LIABILITIES

     2.1. Agreement to Sell and Purchase Assets. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the joint and several representations and warranties made by the Seller and the Shareholder to the Purchaser in this Agreement, effective as the close of business on the date hereof, the Seller shall sell to the Purchaser and the Purchaser shall purchase and receive from the Seller, free and clear of all Encumbrances and all Obligations and Liabilities (other than the Assumed Liabilities (as defined in
Section 2.6)), all of the tangible and intangible assets of the Seller, whether real, personal or mixed, that are incremental to or relating to or used in connection with, the Business, wherever located, including, without limitation
(i) the assets included on the Seller Balance Sheet, (ii) the assets listed on
Schedule 2.1(a) attached to this Agreement, and (iii) all assets acquired by the Seller after the Balance Sheet Date and on or prior to the Closing Date, but excluding the assets listed on Schedule 2.1(b) (the "Excluded Assets") and any assets disposed of in the ordinary course of business consistent with past practice (collectively, the "Purchased Assets").

     2.2. Consideration and Payment. As full consideration for the Purchased Assets being purchased pursuant to this Agreement, the Purchaser shall pay, deliver or cause to be delivered to the Seller (in addition to the assumption of the Assumed Liabilities), in the manner set forth in Section 2.4 of this Agreement, the sum of $260,000 (the "Base Purchase Price") less adjustments, if any, as further set forth in this Section 2.2 (the "Purchase Price").

        (a) Closing Working Capital Adjustment. The Base Purchase Price shall be reduced at Closing, by $1.00 for each $1.00 that the Seller's Adjusted Working Capital (as hereinafter defined) as reflected on the Preliminary Closing Balance Sheet (the "Closing Adjusted Working Capital Amount") is less than $100,000 (the "Closing Working Capital Adjustment"). The Seller's Adjusted Working Capital shall mean the Seller's current portion of Purchased Assets, calculated pursuant to GAAP, less: (i) the portion of Trade Accounts Receivable that are more than 90 days past the original invoice date, calculated pursuant to GAAP, and (ii) Adjusted Current Liabilities. The Seller's Adjusted Current Liabilities shall mean all of the Seller's liabilities which would be classified as current liabilities in accordance with GAAP, except current amounts of principal, interest or penalties due and owing: (i) under promissory notes or lines of credit with aggregate principal amounts exceeding $34,000; (ii) to an employee (or on the account of an employee) or an Affiliate of the Seller; (iii) to a lessor under a capital lease (except for any capital lease on account of real property); (iv) on account of expenses in


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connection with this Agreement that are the obligation of the Seller or
Shareholder under this Agreement, or (v) on account of Taxes or earned insurance premiums.

        (b) Closing Tangible Fixed Asset Adjustment. The Base Purchase Price shall be further reduced, at Closing, by $1.00 for each $1.00 that the value of the Seller's Tangible Fixed Assets, as reflected on the Preliminary Closing Balance Sheet (the "Closing Tangible Fixed Asset Amount") is less than $35,000 (the "Closing Tangible Fixed Asset Adjustment").

        (c) Post-Closing Adjustments. As further set forth in Section 2.3 hereof, the Closing Working Capital Adjustment and the Tangible Fixed Asset Adjustment (the "Closing Amounts") shall be finalized after Closing. Any increase in the Closing Amounts, as determined pursuant to Section 2.3, plus 8% interest on such amount, shall be paid by Seller to Purchaser in immediately available funds within five (5) business days of finalizing the Closing Amounts pursuant to Section 2.3 hereof. If such amount is not received by the Purchaser within such time period, such amount shall be paid from the Escrow Amount pursuant to the Escrow Agreement and the Seller shall be obligated to immediately replenish the Escrow Amount by depositing with the Escrow Agent upon such payment cash in a like amount.

        (d) Shareholder Obligation. The Shareholder hereby agrees that he will be jointly and severally liable for all obligations of the Seller under the Purchase Price adjustments set forth in this Section 2.2 including, but not limited to, the obligation to replenish the Escrow Amount.

     2.3. Post-Closing Adjustment Process. Promptly following the Closing, and in order to verify the accuracy of the adjustments made at the Closing, the Purchaser agrees to cause the internal accounting staff and the independent certified public accountant of the Purchaser (the "Accountants") to review the financial statements of the Seller, including the Preliminary Closing Balance Sheet. In doing so, the Accountants shall also review the Closing Amounts. No later than sixty (60) days following the Closing Date, the Purchaser shall notify the Seller and the Shareholder if it objects to the Closing Amounts and shall provide a report indicating its determination of the Closing Amounts (the "Purchaser's Closing Report"). The determination of the Closing Amounts by the Purchaser shall be conclusive and binding upon the parties hereto unless the Seller shall object within fifteen (15) days following its receipt of the Purchaser's Closing Report. The Seller's objection, if any, to the Purchaser's Closing Report (the "Seller's Objection") shall set forth in reasonable detail the Seller's objection(s) to the Purchaser's Closing Report and the Seller's calculation of the Closing Amounts. Within ten (10) days after receipt of the Seller's Objection, the Purchaser will notify the Seller whether it accepts or disputes the Seller's adjustments, if any, which notification shall set forth in reasonable detail the adjustments made by the Seller which the Purchaser continues to dispute (the "Purchaser's Response Notice"). If the Seller does not object to the Purchaser's Closing Report, or if the Purchaser agrees to accept the Seller's adjustments to the Purchaser's Closing Report, then the additional adjustments based on the then final Closing Amounts (the "Final Closing Amounts"), if any, shall be paid by Seller to the Purchaser as set forth in
Section 2.2(c) above. If the Seller objects to the Purchaser's Closing Report as set forth above and the Purchaser does not accept the Seller's proposed adjustments, then an independent accounting firm mutually satisfactory to the Seller and the Purchaser shall be engaged to determine the amount of the Closing Amounts and the Final Closing Amounts, such determination to be binding on the parties. The parties hereto agree to cooperate fully with such independent accountants at their own cost and expense, including, but not limited to, providing such independent accountants with access to, and copies of, all books and records that they shall reasonably request. The Purchaser and the Seller shall each bear one-half of all of the costs and expenses of such independent accounting firm, and if the parties hereto are unable to agree upon an independent accounting firm, the Seller and the Purchaser will request that one be designated by the President of the Philadelphia office of the American Arbitration Association. Upon


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the final determination of the Final Closing Amounts, any necessary adjustments shall be made to the Preliminary Closing Balance Sheet.

     2.4. Payment of Purchase Price.

        (a) Stock Purchase Price. 7,659.5 shares of ImageMax Common Stock shall be issued at Closing to the Seller.

        (b) Cash Purchase Price. Subject to Section 2.4(c), an amount equal to $185,000 less the reductions, if any, to be made at Closing pursuant to Sections 2.2(a) and 2.2(b), shall be payable at the Closing in cash to the Seller ("Cash Purchase Price"). The Cash Purchase Price shall be payable by a bank check payable to the order of the Seller in immediately available funds or a wire transfer to an account to be designated by the Seller in writing prior to the Closing, such method of payment to be at the sole discretion of the Purchaser.

        (c) Delivery into Escrow. Notwithstanding the foregoing, $25,000 of the Cash Purchase Price shall be delivered at Closing to the Escrow Agent to be held in an account pursuant to the Escrow Agreement (the "Escrow Account"). The Escrow Account, pursuant to the terms of the Escrow Agreement, shall be available to fund (but shall not be the sole source of funding) any obligations of the Seller and the Shareholder under this Agreement.

     2.5. Allocation of Purchase Price. The Purchaser shall on or before sixty (60) days after the Closing Date initially determine and send to the Seller a schedule containing the allocation of the purchase price, as defined in the code, among the Purchased Assets as is required by Section 1060 of the Code (the "Allocation Schedule"). The Allocation Schedule will be deemed to be accepted by the Seller unless the Seller provides a written notice of disagreement to the Purchaser within five (5) business days after receipt of the Allocation Schedule. If the Seller provides such written notice, the Seller and the Purchaser shall proceed to negotiate in good faith to agree on a mutually acceptable Allocation Schedule. If no mutually acceptable Allocation Schedule is created within ten (10) business days of the Seller's receipt of the written notice of disagreement, then an independent accountant mutually satisfactory to the Seller and the Purchaser (the "Independent Accountant") shall be engaged to determine the Allocation Schedule. The fees for such determination shall be split evenly by the Seller and by the Purchaser. Such determination by the Independent Accountant, or the original Allocation Schedule if not objected to by the Seller, or the mutually acceptable Allocation Schedule shall be binding and conclusive to all parties to the Agreement and all parties shall file all relevant tax returns consistent with such final determination, unless otherwise required by applicable law; provided, however, that if the Purchase Price is adjusted in accord with Section 2.4 ofthis Agreement, the Allocation Schedule otherwise determined shall be adjusted in accord with the requirements of Section 1060 of the Code.

     2.6. Assumption of Liabilities. At the Closing, the Purchaser will assume only the Seller's Obligations and Liabilities expressly listed on
Schedule 2.6 attached to this Agreement, if any (collectively, the "Assumed Liabilities"). All other Obligations and Liabilities of the Seller and the Shareholders shall be Retained Liabilities and not assumed by Purchaser. Nothing contained in this Agreement shall be construed as an assumption of any specific Assumed Liability until the applicable required Consents relating to such Assumed Liability shall have been obtained.

     2.7. Rework Warranty. The Seller and the Shareholder hereby, jointly and severally, agree to assume, for a period ending one hundred eighty (180) days after the Closing Date, all reasonable costs and expenses incurred by the Purchaser to perform services or repair or replace products in order to correct any material deficiencies in services or products performed or sold by the Seller in the ordinary course of its business prior to Closing ("Rework"). The Escrow Amount shall be available to fund (but shall not be the sole source of funding) any obligations of the Seller and the Shareholder hereunder. The Seller and the Shareholder, jointly and severally, agree to indemnify and hold the Purchaser harmless from any and all costs incurred in connection with Rework. Notwithstanding the foregoing, the Purchaser shall not be entitled to reimbursement and indemnity for Rework hereunder until such time as the aggregate of all Rework claims which Purchaser may have against the Seller or the Shareholders shall exceed $10,000, whereupon such claims shall be reimbursed and indemnified in full.


                                    ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

     Except as set forth on the disclosure schedule delivered by the Seller and the Shareholder to the Purchaser on the date hereof (the "Disclosure Schedule"), the numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, the Seller and the Shareholder hereby, jointly and severally, represent and warrant to the Purchaser as follows:

     3.1. Organization; Qualification; Good Standing. The Seller (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation or organization, (ii) has the power and authority to own and operate its properties and assets and to transact the Business and (iii) is duly qualified and authorized to do business and is in good standing in all jurisdictions where the failure to be duly qualified, authorized and in good standing would have a Material Adverse Effect upon the Seller's Business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise). Listed in the Disclosure
Schedule is a true and complete list of all jurisdictions in which the Seller is qualified to do business.

     3.2. Authorization for Agreement. The Seller's and Shareholder's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby: (i) are within their powers and authority, corporate or otherwise, and are duly authorized by all necessary corporate and shareholder action on the part of the Seller and (ii) do not (A) require any action by or in respect of, or filing with, any Governmental or Regulatory Authority, (B) contravene, violate or constitute, whether with or without the passage of time or the giving of notice or both, a breach or default under, any Requirement ofLaw applicable to the Seller, the Shareholder or any of its or his properties or any Contract to which the Seller, the Shareholder or any of its or his properties is bound or subject or (C) result in the creation of any Encumbrance or any obligation and liability on any of the Purchased Assets.

     3.3. Ownership, Subsidiaries and Legal Names. No Person other than the Shareholder owns record, beneficial or equitable ownership of any of the Seller's securities, whether debt or equity. The Seller does not own, directly or indirectly, any debt, equity or other ownership or financial interest in any other Person. No shares or other ownership or other interests, either of record, beneficially or equitably, in any Person are included in the Purchased Assets. Other than Micro-Tec, the Seller has no d/b/a names and has not conducted business under any other name except its legal name on its Certificate of Incorporation.

     3.4. Enforceability. This Agreement has been duly executed and delivered by the Seller and the Shareholder and constitutes the legal, valid and binding obligation of the Seller and the Shareholder, enforceable against each of them in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally.

     3.5. Pending Legal Proceedings, Orders or Investigations. There are no Legal Proceedings or Orders pending, or, to the Seller's or the Shareholder's knowledge, threatened, against or related to the Seller, the Business, the Purchased Assets or the Assumed Liabilities or which otherwise could adversely affect or restrict the ability of the Seller or the Shareholder to consummate the transactions contemplated hereby or that question the validity of this Agreement, whether or not fully covered by insurance.

     3.6. Title to the Purchased Assets and Related Matters. Except for the items of tangible personal property possessed or used by the Seller in connection with the Business ("Tangible Personal Property") leased by the Seller, the leases and agreements for which are in full force and effect and constitute valid and binding agreements on the parties thereto in accordance with their respective terms, the Seller owns and has good and valid legal and beneficial title to all of the Purchased Assets free and clear of all Encumbrances. All of the Purchased Assets are in the possession or under the control of the Seller and consist of all of the assets that are incremental or relating to, or used in connection with, the Business. Except for those items of Tangible Personal Property leased by the Seller, no Person other than the Seller owns any of the Tangible Personal Property located on any of the Real Property (as defined in Section 3.12) (other than immaterial items of personal property that are owned by the Seller's employees).

     3.7. Compliance with Laws. The Seller and its independent contractors and agents are operating in compliance with all Requirements of Law applicable to them or any of their properties or to which the Seller, its independent contractors, agents or their properties is bound or subject. In addition, none of the Seller, its independent contractors, agents or the Shareholder has received any notice from any Person concerning alleged violations of, or the occurrence of any events or conditions resulting in alleged noncompliance with, any such Requirement of Law. None of the Seller, the Shareholder, any of their respective Affiliates (other than a Person who is an Affiliate solely by virtue of clause (iii) of the definition thereof), or any of such Affiliates' respective Affiliates (other than a Person who is an Affiliate solely by virtue of clause (iii) of the definition thereof) has made any illegal kickback, bribe, gift or political contribution to or on behalf of any customer, or to any officer, director, employee of any customer, or to any other Person.

     3.8. Labor Matters.

        (a) Section 3.8 of the Disclosure Schedule sets forth an accurate list showing all officers, directors, consultants and employees of the Seller, listing all Contracts with such officers, directors, consultants and employees (copies of which are attached to the Disclosure Schedule) and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons for 1996 and as of the Balance Sheet Date. Since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officers, director, or employee, except ordinary salary increases implemented on a basis consistent with past practices which have been set forth on the Disclosure Schedule. No individuals retained by the Seller as an independent contractor or consultant would be reclassified by the IRS, the U.S. Department of Labor or any other Governmental or Regulatory Authority as an employee of the Seller for any purpose whatsoever.

     (b) The Seller is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employees of the Seller are represented by any labor union or covered by any collective bargaining agreement. To the knowledge of the Seller and the Shareholder, no campaign to establish such representation is in progress and there is no pending or, to the best of the Seller's and the Shareholder's knowledge, threatened, labor dispute involving the Seller and any group of its employees. The Seller has not experienced any labor interruptions over the past three years. The Seller considers its relationship with its employees to be good.

     3.9. Employee Benefit Plans.

        (a) The Disclosure Schedule sets forth a complete and accurate list and description of each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Seller and the Shareholder have delivered or caused to be delivered to the Purchaser true and complete copies of (i) the plan document, trust agreement and any other document governing such Employee Benefit Plan, (ii) the summary plan description, (iii) all Form 5500 annual reports and attachments, and (iv) the most recent IRS determination letter, if any, for such plan.

        (b) Each of the Employee Benefit Plans has been operated and administered in compliance with their respective terms and all applicable Requirements of Law including, without limitation, ERISA and the Code. The Seller has not incurred any "accumulated funding deficiency" within the meaning of ERISA or incurred any liability to the PBGC in connection with any Employee Benefit Plan (or other class of benefits that the PBGC has elected to insure).

        (c) Each Employee Benefit Plan that is intended to be tax qualified under the Code is identified as such in the Disclosure Schedule attached to this Agreement. Each such Employee Benefit Plan has received, or the Seller has applied for or will in a timely manner apply for, a favorable determination letter from the IRS stating that such Employee Benefit Plan meets the requirements of the Code and that any trust or trusts associated therewith are tax exempt under the Code.

        (d) The Seller does not maintain any "defined benefit plan" covering employees of the Seller within the meaning of Section 3(35) of ERISA subject to Title IV of ERISA or any "Multiemployer Plan" within the meaning of Section 401(a)(3) of ERISA.

        (e) All contributions and payments of insurance premiums required to be made with respect to the Employee Benefit Plans including, without limitation, the payment of the applicable premiums on any insurance Contract funding an Employee Benefit Plan, have been fully paid in such a manner as not to cause any interest, penalties or other amounts that have not been satisfied or discharged to be assessed against the Seller with respect thereto.

        (f) The Seller has complied with the reporting and disclosure requirements of ERISA applicable to the Employee Benefit Plans and the continuation coverage requirements of the Code and ERISA applicable to any of the Employee Benefit Plans.

        (g) There has been no "prohibited transaction" or "reportable event" within the meaning of the Code or ERISA within the last sixty (60) months, or breach of fiduciary duty with respect to any of the Employee Benefit Plans that could subject the Purchaser or the Seller to any Tax, penalty or other liability under the Code or ERISA.

        (h) No Employee Benefit Plan has been terminated since January 1, 1993. There are no Legal Proceedings or claims with respect to any of the Employee Benefit Plans (other than routine claims for benefits from eligible participants or beneficiaries in the normal and ordinary course of business) pending or, to the knowledge of the Seller or the Shareholder threatened, and to the knowledge of the Seller or the Shareholder, there are no facts, events, conditions or circumstances that could give rise to any such Legal Proceeding or claim (other than routine claims for benefits from eligible participants or beneficiaries in the normal and ordinary course).

        (i) Neither the Seller or any ERISA Affiliate has ever sponsored, maintained or contributed to, or been obligated to contribute to, any employee benefit plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

        (j) No Employee Benefit Plan provides post retirement medical benefits, post retirement death benefits or any post retirement welfare benefits of any fund whatsoever.

        (k) There are no current or former employees of the Seller who are on leave of absence under either of the Uniformed Services Employment or Reemployment Rights Act or the Family Medical Leave Act.

        (l) None of the Seller or any of its respective officers, directors or significant employees (as such term is defined in Regulation S-K of the Securities Act), or any other Person has made any statement or communication or provided any materials to any employee or former employee of the Seller that provides for or could be construed as a contract, agreement or commitment by the Purchaser or any of its Affiliates to provide for any pension, welfare, or other employee benefit or fringe benefit plan or arrangement to any such employee or former employee, whether before or after retirement or separation or otherwise.

        (m) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any increase in or acceleration of any obligation or liability under any Employee Benefit Plan or to any employee or former employee of the Seller.

     3.10. Financial Statements. The Seller and the Shareholder have delivered, or caused to be delivered, to the Purchaser a copy of the Seller's balance sheets as of December 31, 1996 and 1997, and the related statements of income for the years then ended, together with all proper exhibits, schedules and notes thereto, and have delivered, two days prior to Closing, the Preliminary Closing Balance Sheet (collectively, the "Financial Statements"). A true and complete copy of the Financial Statements is attached to the Disclosure Schedule. The Financial Statements have been prepared in accordance with GAAP and fairly represent the financial position of the Seller as of the date of such Financial Statements and the results of operations and changes in shareholders' equity and cash flows for the periods covered thereby. The Books and Records accurately and fairly reflect, in reasonable scope and detail and in accordance with good business practice, the transactions and assets and liabilities of the Seller and such other information as is contained therein.

     3.11. Absence of Undisclosed Liabilities. Except as and to the extent reflected on, or fully reserved against in, the Preliminary Closing Balance Sheet, the Seller has no Obligations or Liabilities, whether direct or indirect, matured or unmatured, contingent or otherwise as of such date and has incurred no such liabilities or obligations since the Balance Sheet Date except for Obligations or Liabilities that were incurred consistently with past business practice in or as a result of the normal and ordinary course of business since the Balance Sheet Date.

     3.12. Real Property. The Purchased Assets do not include any Real
Property. Section 3.12 of the Disclosure Schedule includes a list of all real property owned or leased by the Seller at the date hereof, and all other real property, if any, used by the Seller in the conduct of its business (collectively, the "Real Property"). The Real Property is in good condition and repair (ordinary wear and tear excepted) and there has been no damage, destruction or loss to any of the Real Property that remains unremedied to date, and the Real Property is suitable to carry out the Business as conducted thereon.

     3.13. Tangible Personal Property. The Seller either owns or leases all properties as are presently used in the conduct of the Business and the Seller's operations. All of the Tangible Personal Property owned, possessed or used by the Seller in connection with the Business is (a) in good condition and repair, normal wear and tear excepted, (b) suitable for the uses for which it is currently employed and (c) in conformity in all material respects with all applicable Requirements of Law currently in effect. All of the Tangible Personal Property is located on the Real Property. The Seller has good and marketable title to all the Tangible Personal Property, free and clear of all Encumbrances.

     3.14. Contracts.

        (a) Attached to the Disclosure Schedule is a complete and accurate list of each Contract described below to which the Seller or any of its properties is party or is otherwise bound or subject (a "Material Contract"):

           (i) each Contract with the Seller's customers (but only if such customers are among the Seller's twenty-five highest, in terms of dollar value of purchases, for the twelve-month period ending on the Balance Sheet Date), dealers, brokers, value added resellers or vendors (but only if such vendors are among the Seller's twenty-five highest, in terms of dollar value of sales, for the twelve-month period ending on the Balance Sheet Date);

           (ii) any Contract that creates a partnership or a joint venture or arrangement that involves a sharing of profits (whether through equity ownership, Contract or otherwise) with any other Person;

           (iii) any Contract that purports to or has the effect of limiting either the Seller's right to engage in, or compete with any Person in, any business;

           (iv) any Contract involving the incurrence by the Seller of liabilities (other than liabilities to render services to customers in the ordinary course of business) in any one transaction or series of related transactions in excess of $10,000, or that extend beyond one year from the date of this Agreement;

           (v) any Contract pursuant to which the Seller has created, incurred, or assumed any indebtedness other than for trade indebtedness incurred in the normal and ordinary course of the Business;

           (vi) any Contract pursuant to which the Seller has guaranteed any indebtedness;

           (vii) any Contract not made in the normal and ordinary course of the Seller's Business;

           (viii) any Contract granting any preferential rights to purchase or acquire any interest in any of Seller's assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

           (ix) any Contract creating any Encumbrance on any of the Purchased Assets; and

           (x) any Contract which relates to or effects any Real Property or Tangible Personal Property, including leases.

        (b) Each Material Contract to which the Seller or any of its properties is a party or is otherwise bound or subject (i) is valid and binding on the Seller and, to the knowledge of the Seller and the Shareholder, is valid and binding upon parties other than the Seller in accordance with its terms, (ii) was made in the normal and ordinary course of the Business and (iii) contains no provision or covenant prohibiting or limiting the ability of the Seller to operate their respective Businesses.

        (c) No party to any Material Contract to which the Seller or any of its properties is a party or is otherwise bound or subject (i) has provided any notice to the Seller of its intent to terminate, or withdraw its participation in, any such Contract, (ii) has, to the knowledge of the Seller and the Shareholders, threatened to terminate, or withdraw from participation in, any such Contract or (iii) is, to the knowledge of the Seller and the Shareholder, in breach or default under any provision thereof, and, to the knowledge of the Seller and the Shareholder, no event or condition has occurred, whether with or without the passage of time or the giving of notice, or both, that would constitute such a breach or default.

        (d) Except as set forth in the Disclosure Schedule, no Consent of any party to any Material Contract to which the Seller or any of its properties is a party or is otherwise bound or subject is required in connection with the transactions contemplated by this Agreement.

        (e) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in or give to any Person any right of termination, non-renewal, cancellation, withdrawal, acceleration or modification in or with respect to any Material Contract to which the Seller or any of its properties is a party or is otherwise bound or subject, (ii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any such Contract or (iii) result in the creation or imposition of any obligation and liability upon the Seller or any Encumbrances upon any of the Purchased Assets under the terms of any such Contract.

     3.15. Insurance. The Disclosure Schedule includes complete and accurate list of all insurance policies held by the Seller, copies of which have been delivered to the Purchaser. Each such insurance policy is valid and binding and is and has been in effect since the date of its issuance. All premiums due under each insurance policy of Seller have been paid, and the Seller has not received any notice of any cancellation, non-renewal or termination in respect of any of its insurance policies. The Seller has not received any notice of an increase in the premium of greater than 5% over the last three years in respect of any of its insurance policies. The Seller is not in default under any such policy. Neither the Seller nor the Person to whom any such insurance policy has been issued has received notice that any insurer under any policy referred to in the Disclosure Schedule is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. The Seller has notified its insurance carriers of all litigation, claims and facts which could reasonably be expected to give rise to a claim, all of which are disclosed in the Disclosure Schedule (including worker's compensation claims). The liability insurance maintained by the Seller is and has at all times prior to the date of this Agreement been on an "occurrence" basis.

     3.16. Intellectual Property.

        (a) Included in the Disclosure Schedule is a complete and accurate list and full description of each item of Intellectual Property, except for the Generic Intellectual Property. In addition, the Disclosure Schedule identifies whether each item of Intellectual Property is owned by the Seller or possessed and used by the Seller under any Contract. The Intellectual Property constitutes valid and enforceable rights and does not infringe or conflict with the rights of any other Person; provided that to the extent the foregoing relates to Generic Intellectual Property used but not owned by the Seller, such representation and warranty is given solely to the knowledge of the Seller and the Shareholder.

        (b) There is neither pending, nor to either the Seller's or the Shareholder's knowledge, threatened, any Legal Proceeding against the Seller contesting the validity or right of the Seller to use any of the Intellectual Property, and the Seller has not received any notice of infringement upon or conflict with any asserted right of others nor, to the Seller's or the Shareholder's knowledge, is there a basis for such a notice. To either the Seller's or the Shareholder's knowledge, no Person is infringing the Seller's rights to the Intellectual Property.

        (c) The Seller does not have any obligation to compensate others for the use of any Intellectual Property. In addition, the Seller has not granted any license or other right to use, in any manner, any of the Intellectual Property, whether or not requiring the payment of royalties.

     3.17. Environmental Matters.

        (a) The Seller and the operation of the Business is and has been in compliance with all applicable Environmental Laws.

        (b) There have occurred no and there are no events, conditions, circumstances, activities, practices, incidents, or actions on the part of, or caused by, the Seller or the Shareholder (or to the knowledge of the Seller or the Shareholder, caused by a third party) that may give rise to any common law or statutory liability, or otherwise form the basis of any Legal Proceeding, Order or action involving or relating to the Business, the Real Property or the Seller, based upon or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutants, contaminants, chemicals, petroleum, or industrial, toxic or hazardous substance or wastes.

        (c) To the knowledge of the Seller and the Shareholder, there is no asbestos contained in or forming a part of any building, structure or improvement comprising a part of any of the Real Property. To the knowledge of the Seller and the Shareholder, no polychlorinated byphenyls (PCBs) are present, in use or stored on any of the Real Property. The Seller has conducted appropriate testing for radon and no radon gas or the presence of radioactive decay products of radon are present on, or underground at any of the Real Property at levels beyond the minimum safe levels for such gas or products prescribed by applicable Environmental Laws.

     3.18. Permits. Each of the Seller and its employees, independent contractors and agents has obtained and holds in full force all Permits that are necessary for the operation of the Business. Neither the Seller nor any such employee, independent contractor or agent is in noncompliance with the terms of any such Permit. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in or give to any Person any right of termination, non-renewal, cancellation, acceleration or modification in or with respect to any such Permit, (ii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any such Permit or (iii) result in the creation or imposition of any obligation and liability upon the Seller or any Encumbrance upon any of the Purchased Assets under the terms of any Permit.

     3.19. Regulatory Filings. The Seller has filed all registrations, filings, reports, or submissions that are required by any Requirement of Law. All such filings were made in compliance with applicable Requirements of Law when filed and no deficiencies have been asserted by any Governmental or Regulatory Authority with respect to such filings and submissions that have not been finally resolved.

     3.20. Taxes and Tax Returns.

        (a) The Seller has duly and timely filed all Tax Returns. Each such Tax Return is true, accurate and complete. The Seller has paid in full all Taxes for the period covered by such Tax Return. All Taxes not yet due and payable have been withheld or reserved for or, to the extent that they relate to periods on or prior to the date of the Closing Balance Sheet, are reflected as a liability thereon. The Seller duly and properly filed an election to be an S corporation and such election is currently in effect, under section 1362 of the Code and the rules and regulations promulgated thereunder. Such election has been in effect without interruption, including without limitation any inadvertent termination which has been reinstated, since Seller's inception. Since inception, all of the current and former stockholders of the Seller are and have been permitted stockholders under Section 1362 of the Code and the rules and regulations promulgated thereunder. Since inception, the Seller's federal S election has been recognized and given effect and the Seller has made an appropriate and timely election to be treated as an S corporation for state income taxation purposes in the State of Michigan.

        (b) The Seller has complied with all applicable Requirements of Law relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Section 1441 and 1442 of the Code, or similar provisions under any foreign Requirements of Law) and have, within the time and in the manner prescribed by applicable Requirements of Law, withheld from employee wages and paid over, in a timely manner, to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable Requirements of Law.

        (c) No deficiency for any Taxes has been asserted or assessed against the Seller that has not been resolved and paid in full or fully reserved for and identified on the Closing Balance Sheet and, to the knowledge of the Seller and the Shareholder, no deficiency for any Taxes has been proposed that has not been fully reserved for and identified on the Closing Balance Sheet. The Seller has not received any outstanding and unresolved notices from the IRS or any other Taxing Authority of any proposed examination or of any proposed change in reported information relating to the Seller. No Legal Proceeding or audit or similar foreign proceedings is pending with regard to any of the Seller's Taxes or Tax Returns.

        (d) No waiver or comparable consent given by the Seller regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor, to the knowledge of the Seller and the Shareholder, is any request for any such waiver or consent pending.

        (e) None of the Purchased Assets is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former
Section 168(f)(8) of the Code.

        (f) No state of facts exists or has existed that would constitute grounds for the assessment of Tax liability with respect to period that have not been audited by the IRS or any other Taxing Authority.

     3.21. Accounts. The Disclosure Schedule attached to this Agreement completely and accurately states the names and addresses of each bank, financial institution, fund, investment or money manager, brokerage house and similar institution in which the Seller maintains any account (whether checking, savings, investment, trust or otherwise), lock box or safe deposit box (collectively, the "Accounts"), and the account numbers and name of the Persons having authority to effect transactions with respect thereto or other access thereto.

     3.22. Transferred Receivables. All Transferred Receivables currently owing to the Seller are completely and accurately listed and aged in the Disclosure Schedule. All such Transferred Receivables were incurred in the normal and ordinary course of business are stated in accordance with GAAP, are fully collectable in the normal and ordinary course of business (i.e., without resort to litigation or assignment to a collection agency), and are not subject to any dispute, counterclaim, defense, set-off or other claim. The Transferred Receivables reflect transactions which were true and correct as to all services rendered or products sold, including image counts for conversion services and time incurred for document preparation and data entry and indexing. The prices charged to clients in the creation of the Transferred Receivables are consistent with that stated on client contracts, whether in writing or agreed to by the client orally.

     3.23. Solvency. On and as of the date of this Agreement, and after giving effect to the Closing and any other transactions contemplated by this Agreement, the Seller is not insolvent as defined in, or otherwise in a condition which could in any circumstances then or subsequently render any transfer or conveyance made by it voidable or fraudulent pursuant to, any Requirements of Law pertaining to bankruptcy, insolvency or creditors' rights generally or any other applicable Requirements of Law relating to fraudulent conveyances, fraudulent transfers or preferences. The Seller is receiving reasonably equivalent value and consideration from the Purchaser for the Purchased Assets and is not selling the Purchased Assets to the Purchaser with intent to hinder, delay or defraud any of its creditors.

     3.24. Officers and Directors. None of the Shareholder or any of the current directors or officers of the Seller has, within the past five (5) years: (a) (i) filed or had filed against it, him or her a petition under the Federal bankruptcy laws or any state insolvency or similar law, or (ii) had a receiver, conservator, fiscal agent or similar officer appointed by a court for the business, property or assets of such individual or corporation, or any partnership in which it, he or she was a general partner or any other Person of which he or she was a director or an executive officer or had a position having similar powers and authority at or within two (2) years of the date of such filing; (b) been convicted of, or pled guilty or no contest to, any crime (other than traffic offenses and other minor offenses); (c) been named as a subject of any criminal Legal Proceeding (other than for traffic offenses and other minor offenses); (d) been the subject of any Order or sanction relating to an alleged violation of, or otherwise found by any Governmental or Regulatory Authority to have violated: (i) any Requirement of Law relating to securities or commodities,
(ii) any Requirement of Law respecting financial institutions, insurance companies, or fiduciary duties owed to any Person, (iii) any Requirement of Law prohibiting fraud (including, without limitation, mail fraud or wire fraud); (e) been the subject of any Order enjoining or otherwise prohibiting it, him or her from engaging in any type of business activity; or
(f) been the subject of any Order or sanction by (i) a self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), (ii) a contract market designated pursuant to Section 5 of the Commodity Exchange Act, as amended, or (iii) any substantially equivalent foreign authority or organization.

     3.25. Affiliate Transactions. The Disclosure Schedule lists and fully describes each Contract, transaction or series of transactions, whether written or oral (other than for the compensation arrangements described in the Disclosure Schedule under Section numbers 3.8, 3.9 and 3.24), pursuant to which the Seller is, or, at any time during the previous five (5) years has been, a party or otherwise bound with any Affiliate of any or all of the Seller and the Shareholder (an "Affiliate Transaction"). Each Affiliate Transaction has been entered into the normal and ordinary course of the Business.

     3.26. Brokers or Finders. Neither the Seller nor the Shareholder has engaged the services of any broker or finder with respect to the transactions contemplated by this Agreement.

     3.27. Customers. The Disclosure Schedule accurately and completely lists the names of the twenty-five largest customers (in terms of dollar volume of purchases) of the Seller during the past three fiscal years and the current fiscal year to date and details the Seller's total revenue attributable to each such customer for the last three fiscal years and the current fiscal year to date. There has been no adverse change in the Seller's business relationship with any such customer that, in the aggregate, would have a Material Adverse Effect.

     3.28. Investment Company. The Seller is not an "investment company" within the meaning of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, as amended from time to time, or any successors thereto.

     3.29. Accredited Investor. The Shareholder is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act.

     3.30. Absence of Changes. Since the Balance Sheet Date, there has not been with respect to the Seller:

          (i) any event or circumstance (either singly or in the aggregate) which would constitute a Material Adverse Effect;

          (ii) any change in its authorized capital, or securities outstanding, or ownership interests or any grant of any options, warrants, calls, conversion rights or commitments.

          (iii) any declaration or payment of any dividend or distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock, except any declaration of dividends payable by the Seller.

          (iv) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by it to any of its respective officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

          (v) any distribution, sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of any of its business to any person, including, without limitation, the Shareholder and his Affiliates, other than distributions, sales or transfers in the ordinary course of business to persons other than the Shareholder and his Affiliates;

          (vi) any cancellation, termination or agreement to cancel or terminate any Contract, including any indebtedness or other obligation owing to it, other than the negotiation and adjustment of customer invoices in the course of good faith disputes with customers in a manner consistent with past practice;

          (vii) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (viii) any waiver of any of its material rights or claims;

          (ix) any transaction by the Seller outside the ordinary course of its respective businesses; or

          (x) any change in the accounting methods or practices followed by the Seller, except as (a) required by GAAP and disclosed on the Disclosure Schedule or (b) as reflected on the Preliminary Closing Balance Sheet.

     3.31. Accuracy and Completeness of Information. All information furnished, to be furnished or caused to be furnished to the Purchaser by either the Seller or the Shareholder with respect to the Purchased Assets, the Assumed Liabilities, the Business, the Seller or the Shareholder for the purposes of or in connection with this Agreement, or any transaction contemplated by this Agreement is true and complete in all material respects and does not, and, if furnished after the date of this Agreement, will not, contain any untrue statement of material fact or fail to state any material fact necessary to make such information not misleading.


                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser hereby represents and warrants to the Seller and the Shareholder as follows:

     4.1. Organization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, (ii) has the power and authority to own and operate its properties and assets and to transact its business as currently conducted and
(iii) is duly qualified and authorized to do business and is in good standing in all jurisdictions where the failure to be duly qualified, authorized and in good standing would have a material adverse effect upon the Purchaser's businesses, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise).

     4.2. Authorization for Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Purchaser (i) are within the Purchaser's corporate powers and duly authorized by all necessary corporate action on the part of the Purchaser and
(ii) do not (A) require any action by or in respect of, or filing with, any governmental body, agency or official, except as set forth in this Agreement or (B) contravene, violate or constitute, whether with or without the passage of time or the giving of notice or both, a breach or default under, any Requirement of Law applicable to the Purchaser or any of its properties or any Contract to which the Purchaser or any of its properties is bound.

     4.3. Enforceability. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally.

     4.4. Litigation. There is no Legal Proceeding or Order pending against or, to the knowledge of the Purchaser, threatened against or affecting, the Purchaser or any of its properties or otherwise that could adversely affect or restrict the ability of the Purchaser to consummate fully the transactions contemplated by this Agreement or that in any manner draws into question the validity of this Agreement.

     4.5. Brokers or Finders. The Purchaser has not engaged the services of any broker or finder with respect to the transactions contemplated by this Agreement.


                                    ARTICLE 5
                         CONDITIONS PRECEDENT TO CLOSING

     5.1. Conditions Precedent to the Purchaser's Obligations. The Purchaser's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of, or waiver in writing by the Purchaser of, prior to or at the Closing, each and every of the following conditions precedent:

        (a) Representations and Warranties; Covenants and Conditions. Each of the representations and warranties of the Seller and the Shareholder contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. The Seller and the Shareholder shall have each performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or satisfied by the Seller and the Shareholder, as the case may be, at or prior to the Closing Date.

        (b) Consents. All proceedings, if any, and all Consents including, without limitation, all Regulatory Approvals, necessary or advisable in connection with the transactions contemplated by this Agreement shall have been taken or obtained.

        (c) Preliminary Closing Balance Sheet The Seller shall have delivered to the Purchaser the Preliminary Closing Balance Sheet.

        (d) No Legal Proceeding Affecting Closing. On the Closing Date, no Order or law, restraining or prohibiting the transactions contemplated by this Agreement and no Legal Proceeding shall be pending or threatened in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened.

        (e) Repayment of Indebtedness. Prior to the Closing Date, the Shareholder shall have repaid the Seller in full all amounts owing by the Shareholder or employees of the Seller to the Seller.

        (f) FIRPTA Certificate. The Shareholder shall have delivered to the Purchaser a certificate to the effect that he is not a foreign person pursuant to Section 1.1445-2(b) of the Treasury regulations.

        (g) Escrow Agreement. The Shareholder and the Seller shall have executed the Escrow Agreement substantially in the form of Exhibit A attached hereto.

        (h) General Conveyance, Transfer and Assignment. The Seller and the Shareholder shall execute and deliver to the Purchaser the General Assignment Agreement substantially in the form attached hereto as Exhibit B, and any other agreements of conveyance reasonably requested by the Purchaser to convey title in the Purchased Assets.

        (i) Delivery of Documents. The Seller and the Shareholder shall have each delivered to the Purchaser all documents, certificates, instruments and items required to be delivered by it or him at or prior to the Closing Date pursuant to this Agreement.

     5.2. Conditions Precedent to the Seller's and the Shareholder's Obligations. The Seller's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of, or waiver in writing by the Seller of, prior to or at the Closing, each and every of the following conditions precedent:

        (a) Representations and Warranties; Covenants and Conditions. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the date of the Closing Date with the same force as though such representations and warranties had been made on and as of the Closing Date. The Purchaser shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or satisfied by the Purchaser at or prior to the Closing Date.

        (b) No Legal Proceeding Affecting Closing. On the Closing Date, no Order or law, restraining or prohibiting the transactions contemplated by this Agreement and no Legal Proceeding shall be pending or threatened in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened.

        (c) Escrow Agreement. The Purchaser shall have executed the Escrow Agreement substantially in the form of Exhibit A attached hereto.

        (d) Assumption Agreement. The Purchaser shall have executed and delivered an Assumption Agreement substantially in the form of Exhibit C.

        (e) Delivery of Documents. The Purchaser shall have delivered to the Seller all documents, certificates, instruments and items required to be delivered by it at or prior to the Closing.

                                    ARTICLE 6
                                     CLOSING

     6.1. The Closing and the Closing Date. The Closing of transactions herein contemplated (the "Closing") shall occur on the date hereof (the "Closing Date"). Closing shall take place at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, PA 19103. On the Closing the Date, the Parties shall deliver all documents and items contemplated hereunder, including those specifically set forth in Article 5 hereof.

     6.2. Right to Possession. At the Closing and as a condition thereto, the Purchaser shall have full and unrestricted right to possession of the Purchased Assets subject to applicable laws and regulations of government authorities having jurisdiction over the Purchased Assets, and Seller shall do such acts, execute such instruments, and take such action as may be appropriate or required to assure to the Purchaser uninterrupted full possession of the same.

     6.3. Third Party Consents. Unless otherwise agreed to by the Purchaser, to the extent that any Contract is not assignable without Consent, this Agreement shall not constitute an assignment or an attempted assignment thereof, or an assumption or attempted assumption of Obligations and Liabilities arising thereunder, if such assignments or attempted assignment would constitute a breach thereof unless the necessary Consents are obtained. The Seller and the Shareholder shall use commercially reasonable best efforts to obtain the Consents required for the assignment of the Purchased Assets. The Purchaser will cooperate to the extent commercially reasonable with the Seller and the Shareholder in their efforts to obtain such Consents. If any such Consent shall not be obtained, then either, at the Purchaser's option, (i) the Contract shall be an Excluded Asset and the Purchaser shall not assume any Obligations and Liabilities related thereto or arising thereunder, or (ii) the Seller, the Shareholder and the Purchaser shall cooperate in a reasonable arrangement (a) providing for the Purchaser the benefits intended to be assigned to the Purchaser hereunder with respect to any such other Contract (including enforcement at the cost and for the account of the Purchaser of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise), (b) to relieve the Seller of its obligations to the other contracting party under any such Contract. If and to the extent that such arrangement cannot be made on terms and conditions acceptable to the Seller, the Shareholder and the Purchaser, the Purchaser shall have no obligation with respect to any such Contract or any Obligation Liability with respect thereto, and the Closing Balance Sheet and the Closing Adjustments shall be adjusted accordingly, with any additional Purchase Price adjustment as a result thereof being paid to Purchaser pursuant to the terms of Section 2.2(c) hereof.

     Without limiting the provisions of this Section, the Seller and the Purchaser shall use commercially reasonable efforts to enter into, and shall cooperate with one another in good faith in entering into, appropriate and reasonable alternative arrangements pursuant to clause (ii) above, if elected by the Purchaser, on terms mutually agreeable, with respect to any Contract which is not, by its terms, assignable (in whole or in part) by the Seller or under which the Seller may not assign its obligations or delegate its duties.

     6.4. Employment, Compensation and Employee Benefits From and After Closing. The respective undertakings and covenants of the Purchaser from and after the Closing with respect to the employment by the Purchaser of employees of the Seller or other employees engaged in the conduct of the Business and the compensation and employee benefits to be provided such employees employed by the Purchaser shall be as set forth below:

        (a) Employment. The Purchaser shall offer employment to such employees engaged in the Business as it may determine in its sole discretion. The offer of employment to any such employee may, but not need not be (1) for the same position as held by the employee in the Business immediately prior to the Closing and/or (2) at the same rate of compensation as paid by the Seller immediately prior to the Closing. Any such offers of employment and the actual employment of any such employee shall be subject to the Purchaser's right, in its sole discretion, to establish and modify from time to time the terms and conditions of such employment and to terminate any such employee at any time. Except as the Purchaser may expressly provide, all such employees shall be treated as new employees of the Purchaser from their date of employment.

        (b) The Purchaser's Compensation Practices and Employee Benefits Programs. The Purchaser shall establish such compensation practices and employee benefit programs for its employees as it determines appropriate or desirable. The Purchaser reserves the right (1) to determine the terms and conditions of all such practices and programs and (2) to amend, discontinue or terminate, in whole or in part, any such practice or program. The Purchaser intends to establish its own such practices and programs and not to continue or otherwise assume any of the Seller's plans or personnel policies.

        (c) Health Care and Disability Plans. All health care plans maintained by the Seller for those of its employees who are employed by the Purchaser on or after the Closing will terminate not earlier than the end of the month in which the Closing occurs or, if later, the end of the month in which the employee is to be employed by the Purchaser (the "Termination Date"). The Seller shall pay, or cause to be paid, all claims for health care benefits covered by any of its insured or self-insured health care plans which relate to health care services rendered on or before the Termination Date, regardless of when such claims may be filed and to the extent such plan would honor such claims in accordance with its terms. The Seller shall pay, or cause to be paid, all disability benefits for any of the Seller's employees who are not actively employed by the Purchaser following the Termination Date.

     6.5. Current and Deferred Compensation and Other Compensation Practices. Salaries, wages, commissions and all other regular current compensation of each employee of the Seller who is employed by the Purchaser after the Closing Date, and which is attributable to services performed by such employee prior to the date of employment by the Purchaser, shall be paid by the Seller directly to that employee. All other cash compensation, including, but not being limited to, incentive pay, bonuses, and other payments in the nature of compensation, accrued as of the date of employment by the Purchaser, shall be paid by the Seller directly to the employee entitled thereto and the Seller and the Shareholder shall jointly and severally indemnify the Purchaser for any costs in connection thereto. With respect to the deferred compensation plans, programs or arrangements of the Seller, if any, maintained for such employees, the Seller shall either pay all such obligations or, if they are to be assumed by the Purchaser, there shall be an adjustment in the purchase price otherwise determined under this Agreement in favor of the Purchaser. All Obligations and Liabilities of Seller pursuant to this Section shall be deemed Retained Liabilities. To the extent that any of the obligations of Seller in this Section ("Compensation Obligations") are not fulfilled, Purchaser shall have the right to pay such obligation and Purchaser shall be reimbursed from the Escrow Amount pursuant to the Escrow Agreement and Seller and Shareholder shall be jointly and severally obligated to replenish the Escrow Amount by depositing with the Escrow Agent upon such payment cash in a like amount.

     6.6. Severance. The Seller represents that no employee of the Seller is entitled to severance pay for a voluntary or an involuntary termination of employment with the Seller. The Seller has not made any representations or promises or otherwise created any expectation among employees respecting any severance benefits or payments from the Purchaser. However, the Seller shall remain liable to the Seller's former employees for severance benefits, if any, resulting from their termination of employment with the Seller.

     6.7. Unemployment Compensation. The Seller shall establish to the satisfaction of the Purchaser its obligations and expenses with regard to any payroll expense, including but not limited to, establishing the Seller's current unemployment compensation tax liability. The Seller shall cooperate with the Purchaser with respect to establishing the Purchaser's obligations for unemployment taxes and similar obligations in a manner satisfactory to the Purchaser, and shall take such steps as directed by the Purchaser in anticipation of the Purchaser's potential employment of any of the Seller's former employees. The Seller shall reimburse the Purchaser for any incremental unemployment compensation tax liability caused by the failure to hire any of the Seller's employees pursuant to Section 6.4 of this Agreement ("Incremental Unemployment Costs"). The Seller and the Shareholder hereby agree, jointly and severally, to indemnify the Purchaser for any Incremental Unemployment Costs, such indemnification to be funded (but not the sole source of funding) by the Escrow Amount held pursuant to the Escrow Agreement.


                                    ARTICLE 7
                             COVENANT NOT TO COMPETE

     7.1. Confidentiality.

        (a) Each party to this Agreement shall use Confidential Information only in connection with the transactions contemplated hereby and shall not disclose any Confidential Information about any other party to any Person unless the party desiring to disclose such Confidential Information receives the prior written consent of the party about whom such Confidential Information pertains, except (i) to any party's directors, officers, employees, agents, advisors and representatives who have a need to know such Confidential Information for the performance of their duties as employees, agents or representatives, (ii) to the extent absolutely necessary to obtain any Consents including, without limitation, any Regulatory Approvals, that may be required or advisable to consummate the transactions contemplated by this Agreement, (iii) to enforce such party's rights and remedies under this Agreement, (iv) with respect to disclosures that are compelled by any Requirement of Law or pursuant to any Legal Proceeding; provided, that the party compelled to disclose Confidential Information under this clause (iv) pertaining to any other party shall notify such other party thereof and use his or its commercially reasonable efforts to cooperate with such other party to obtain a protective order or other similar determination with respect to such Confidential Information; (v) made to any party's legal counsel, independent auditors, investment bankers or financial advisors under an obligation of confidentiality; or (vi) as otherwise permitted by Section 10.6 of this Agreement.

        (b) In the event that the transactions contemplated by this Agreement are not consummated in accordance with the terms of this Agreement, each party shall, upon the request of the other party, return to the other party or destroy all Confidential Information and any copies thereof previously delivered by such requesting party, except to the extent that such party deems such Confidential Information necessary or desirable to enforce his or its rights under this Agreement.

        (c) The obligation of confidentiality contained in this Section 7.1 shall survive the termination of this Agreement, or the Closing, as applicable, for a period of two years after the date of such termination or the Closing Date, respectively; provided, that, if the Closing shall occur, then the Purchaser's obligation of confidentiality shall terminate upon the Closing.

        (d) The Seller and Shareholder acknowledge and agree that they may become aware of potential acquisition targets of the Purchaser (collectively, the "Purchaser Targets") in the course of discussions with the Purchaser. Accordingly, the Seller and Shareholder each agree not to directly or indirectly seek to acquire or merge with, or pursue or respond to, with an intent to acquire or merge with, any the Purchaser Targets until the later of 300 days after the date of this Agreement or 180 days after termination of this Agreement.

     7.2. Covenant Not To Compete. As a material inducement to the
Purchaser's consummation of the transactions contemplated by this Agreement, each of the Seller and the Shareholder shall not, during the Restricted Period, do any of the following, directly or indirectly, without the prior written consent of the Purchaser in its sole discretion:

        (a) compete, directly or indirectly, with the Purchaser or any of its Affiliates or Subsidiaries, or any of their respective successors or assigns, whether now existing or hereafter created or acquired, including the Seller's Business acquired hereby (collectively, the "Related Companies"), or otherwise engage or participate, directly or indirectly, in the provision of micrographics document management products and services (the "Restricted Business") within any geographic area located within the State of Michigan, its possessions or territories (the "Restricted Area");

        (b) become interested (whether as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise), directly or indirectly, in any Person that engages in the Restricted Business within the Restricted Area; provided, that the Shareholder may own, as a passive investor, not more than five percent (5%) of the outstanding securities of any class of any publicly-traded securities of any publicly held company listed on a well-recognized national securities exchange or on an interdealer quotation system of the National Association of Securities Dealers, Inc; or

        (c) solicit, call on, divert, take away, influence, induce or attempt to do any of the foregoing, in each case within the Restricted Area, with respect to the Purchaser's or any of the Related Companies' (A) customers or distributors or prospective customers or distributors (wherever located) with respect to goods or services that are competitive with those of the Purchaser or any of the Related Companies, (B) suppliers or vendors or prospective suppliers or vendors (wherever located) to supply materials, resources or services to be used in connection with goods or services that are competitive with those of the Purchaser or any of the Related Companies, (C) distributors, consultants, agents, or independent contractors to terminate or modify any contract, arrangement or relationship with the Purchaser or any of the Related Companies or (D) employees to leave the employ of the Purchaser or any of the Related Companies.

     7.3. Specific Enforcement; Extension of Period.

        (a) The Seller and the Shareholder acknowledge that any breach or threatened breach by it or him of any provision of Sections 7.1 or 7.2 will cause continuing and irreparable injury to the Purchaser and the Related Companies for which monetary damages would not be an adequate remedy. Accordingly, the Purchaser and any of the Related Companies shall be entitled to injunctive relief from a court of competent jurisdiction, including specific performance, with respect to any such breach or threatened breach. In connection therewith, neither the Seller nor the Shareholder shall, in any action or proceeding to so enforce any provision of this Article 7, assert the claim or defense that an adequate remedy at law exists or that injunctive relief is not appropriate under the circumstances. The rights and remedies of the Purchaser and any of the Related Companies set forth in this Section 7.3 are in addition to any other rights or remedies to which the Purchaser or any of the Related Companies may be entitled, whether existing under this Agreement, at law or in equity, all of which shall be cumulative.

        (b) The periods of time set forth in this Article 7 shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods. The term "time required for litigation" as used in this Section 7.3(b) shall mean the period of time from the earlier of the Seller's or the Shareholder's, as applicable, first breach of the provisions of Sections 7.1 or 7.2 or service of process upon the Seller or the Shareholder, as applicable, through the expiration of all appeals related to such litigation.

     7.4. Disclosure. The Seller and the Shareholder acknowledge that the Purchaser or any of the Related Companies may provide a copy of this Agreement or any portion of this Agreement to any Person with, through or on behalf of which either the Seller or the Shareholder may, directly or indirectly, breach or threaten to breach any of the provisions of Section 7.2.

     7.5. Interpretation. It is the desire and intent of the parties that the provisions of this Article 7 shall be enforceable to the fullest extent permissible under applicable law and public policy. Accordingly, if any provision of this Article 7 shall be determined to be invalid, unenforceable or illegal for any reason, then the validity and enforceability of all of the remaining provisions of this Article 7 shall not be affected thereby. If any particular provision of this Article 7 shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that, if any provision contained in this Article 7 shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, then such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws and public policy of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

     7.6. Acknowledgment. The Seller and the Shareholder acknowledge that it or he has carefully read and considered the provisions of this Article 7. The Seller and the Shareholder believe that it and he has received and will receive sufficient consideration and other benefits to justify the restrictions in this
Article 7. The Seller and the Shareholder also acknowledge and understand that these restrictions are reasonably necessary to protect the Purchaser's and the Related Companies' interests, and the Seller and the Shareholder do not believe that such restrictions will prevent it or him from conducting businesses that are not competitive with those of the Purchaser or any of the Related Companies during the term of such restrictions in the Restricted Area.


                                    ARTICLE 8
                                    SURVIVAL

     The representations and warranties of the Seller and the Shareholder on the one hand, and the Purchaser on the other hand, contained in this Agreement shall survive until the third anniversary of the Closing Date; provided that representations and warranties and indemnification obligations with respect to which a claim is made within such period shall survive until such claim is finally determined and paid. Notwithstanding the foregoing, the representations and warranties set forth in each of Section 3.17 and Section 3.20 shall survive until the expiration of the statute of limitations applicable to the subject matter addressed thereunder; provided that representations and warranties and indemnification obligations with respect to which a claim is made within such period shall survive until such claim is finally determined and paid. The covenants and agreements of the Seller and the Shareholder on the one hand, and of the Purchaser on the other hand, contained in this Agreement will survive the Closing until, by their own respective terms, they have been fully performed. Notwithstanding anything herein, any breach of representation or warranty contained in this Agreement made by any party or any written information furnished by any party that was made by such party fraudulently or with intent to defraud or mislead or with gross negligence shall indefinitely survive the Closing.


                                    ARTICLE 9
                                 INDEMNIFICATION

     9.1. The Seller's and the Shareholder's Indemnification. From and after the Closing Date, the Seller and the Shareholder shall, jointly and severally, indemnify and hold harmless the Purchaser and any of its Affiliates, and each Person who controls (within the meaning of the Securities Act) the Purchaser or any such Affiliate, and each of their respective directors, officers, employees, agents, successors and assigns and legal representatives, from and against all liabilities, obligations, claims, demands, damages, penalties, settlements, causes of action, costs and expenses (including, without limitation, all reasonable attorneys', experts' and accountants' fees, expenses and disbursements and court costs in connection therewith)(collectively, "Indemnifiable Losses") that may be imposed upon, incurred by or asserted against any of them resulting from, related to, or arising out of (i) any misrepresentation, breach of any warranty or non-fulfillment of any covenant to be performed by the Seller or the Shareholder under this Agreement or any document, instrument, certificate or other item required to be furnished to the Purchaser pursuant hereto or thereto or in connection with the transactions contemplated by this Agreement; (ii) any Retained Liabilities; (iii) any non-compliance with applicable Requirements of Law relating to bulk sales, bulk transfers and the like or to fraudulent conveyances, fraudulent transfers, preferential transfers and the like by the Seller; (iv) whether or not known by the Purchaser, any liability for payment of Taxes that accrued or relate to the period of time prior to the Closing Date (regardless of disclosure herein, including the Disclosure Schedule); (v) any Legal Proceeding or Order, arising out of any of the foregoing even though such Legal Proceeding or Order may not be filed, become final, or come to light until after the Closing Date; (vi) an Indemnified Party's (as defined below) investigation and evaluation of any claim or right asserted against such Indemnified Party pursuant to this Article; or (vii) an Indemnified Party's enforcement of this Agreement and/or the provisions of this Article 9.

     9.2. The Purchaser's Indemnification. From and after the Closing Date, the Purchaser shall indemnify and hold harmless the Seller and the Shareholder and each of their respective legal representatives, successors and assigns from and against all Indemnifiable Losses imposed upon, incurred by or asserted against, the Seller or the Shareholder resulting from, related to, or arising out of: (i) any misrepresentation, breach of any warranty or non-fulfillment of any covenant to be performed by the Purchaser under this Agreement or any document, instrument, certificate or other item furnished or to be furnished to the Seller or the Shareholder pursuant hereto or thereto or in connection with the transactions contemplated by this Agreement; (ii) any Assumed Liabilities; and
(iii) any Legal Proceeding or Order, arising out of any of the foregoing even though such Legal Proceeding or Order may not be filed, become final, or come to light until after the Closing Date.

     9.3. Payment; Procedure for Indemnification.

        (a) In the event that the Person seeking indemnification under this
Article 9 (the "Indemnified Party") shall suffer an Indemnifiable Loss, he, she or it shall promptly, after obtaining Knowledge of the incurrence of any such Indemnifiable Loss, give written notice to the party from whom indemnification under this Article 9 is sought (the "Indemnifying Party") of the Indemnifiable Loss (the "Indemnity Notice"). The failure of any Indemnified Party to give the Indemnifying Party the Indemnity Notice shall not release the Indemnifying Party of liability under this Article 9; provided, however that the Indemnifying Party shall not be liable for Indemnifiable Losses incurred by the Indemnified Party that would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Indemnity Notice. Within thirty (30) days after the receipt by the Indemnifying Party of the Indemnity Notice, the Indemnifying Party shall either (i) pay to the Indemnified Party an amount equal to the Indemnifiable Loss or (ii) object to such claim, in which case the Indemnifying Party shall give written notice to the Indemnified Party of such objection together with the reasons therefor, it being understood that the failure of the Indemnifying Party to so object shall preclude the Indemnifying Party from asserting any claim, defense or counterclaim relating to the Indemnifying Party's failure to pay any Indemnifiable Loss. The Indemnifying Party's objection shall not, in and of itself, relieve the Indemnifying Party from its obligations under this Article 10. In the event that the parties are unable to resolve the subject of the Indemnity Notice, the issue shall be submitted for determination to a neutral third party designated by the President of the Philadelphia office of the American Arbitration Association.

        (b) In the event the facts giving rise to the claim for indemnification under this Article 10 shall involve any action, or threatened claim or demand by any third Person against the Indemnified Party, the Indemnified Party, promptly after obtaining Knowledge of the filing of a lawsuit or the existence of a claim or demand giving rise to the claim for indemnification, shall send written notice of such claim to the Indemnifying Party (the "Claim Notice"). The failure of the Indemnified Party to give the Indemnifying Party the Claim Notice shall not release the Indemnifying Party of liability under this Article 9; provided, however, that the Indemnifying Party shall not be liable for Indemnifiable Losses incurred by the Indemnified Party that would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Claim Notice. Subject to the provision contained in the third sentence immediately following this sentence, and except for claims resulting from, relating to or arising out of the provisions of Section 3.20 and those involving then current customers of Purchaser, the Indemnifying Party shall be entitled to defend such claim in the name of the Indemnified Party at its own expense and through counsel of its own choosing; provided, that if the applicable claim or demand is against, or if the defendants in any such Legal Proceeding shall include, both the Indemnified Party and the

Indemnifying Party and the Indemnified Party reasonably concludes that there are defenses available to it that are different or additional to those available to the Indemnifying Party or if the interests of the Indemnified Party may be reasonably deemed to conflict with those of the Indemnifying Party, then the Indemnified Party shall have the right to select separate counsel and to assume the Indemnified Party's defense of such claim, demand or Legal Proceeding, with the reasonable fees, expenses and disbursements of such counsel to be reimbursed by the Indemnifying Party as incurred. The Indemnifying Party shall give the Indemnified Party notice in writing within ten (10) days after receiving the Claim Notice from the Indemnified Party in the event of litigation or otherwise of its intent to do so. In the case of any claim resulting from, relating to or arising out of the provisions of Section 3.20 and those involving then current customers of Purchaser, the Purchaser shall have right to control the defense thereof at the Indemnifying Party's expense. Whenever the Indemnifying Party is entitled to defend any claim hereunder, the Indemnified Party may elect, by notice in writing to the Indemnifying Party, to continue to participate through its own counsel, at its expense, but the Indemnifying Party shall have the right to control the defense of the claim or the litigation; provided, that the Indemnifying Party retains counsel reasonably satisfactory to the Indemnified Party and pursuant to an arrangement satisfactory to the Indemnified Party; otherwise, the Indemnified Party shall have the right to control the defense of the claim or the litigation. Notwithstanding any other provision contained in this Agreement, the party controlling the defense of the claim or the litigation shall not settle any such claim or litigation without the written consent of the other party; provided, that if the Indemnified Party is controlling the defense of the claim or the litigation and shall have, in good faith, negotiated a settlement thereof, which proposed settlement contains terms that are reasonable under the circumstances, then the Indemnifying Party shall not withhold or delay the giving of such consent (and in the event the Indemnifying Party and Indemnified Party are unable to agree as to whether the proposed settlement terms are reasonable, the Indemnifying Party and Indemnified Party will request that the disagreement be resolved by a neutral third party designated by the President of the Philadelphia office of the American Arbitration Association). In the event that the Indemnifying Party is controlling the defense of the claim or the litigation and shall have negotiated a settlement thereof, which proposed settlement is substantively final and unconditional as to the parties thereto (other than the consent of the Indemnified Party required under this Section 9.3(b)) and contains an unconditional release of the Indemnified Party and does not include the taking of any actions by, or the imposition of any restrictions on the part of, the Indemnified Party and the Indemnified Party shall refuse to consent to such settlement, the liability of the Indemnifying Party under this
Section 9, upon the ultimate disposition of such litigation or claim, shall be limited to the amount of the proposed settlement; provided, however, that in the event the proposed settlement shall require that the Indemnified Party make an admission of liability, a confession of judgment, or shall contain any other non-financial obligation which, in the reasonable judgment of the Indemnified Party, renders such settlement unacceptable, then the Indemnified Party's failure to consent shall not give rise to the limitation of Indemnifying Party's liability as provided for in this Section 9.3(b), and the Indemnifying Party shall continue to be liable to the full extent of such litigation or claim and provided further, that notwithstanding any provision to the contrary, no Indemnifiable Losses with respect to Taxes shall be settled without the prior written consent of the Purchaser.

     9.4. Limitations on Indemnification. The Purchaser and the other Persons or entities indemnified pursuant to Section 9.1 shall not assert any claim for indemnification under clause (i) of Section 9.1 against the Seller or the Shareholder until such time as the aggregate of all claims which such persons may have against the Seller or the Shareholder shall exceed $10,000 (the "Indemnification Threshold"), whereupon such claims shall be indemnified in full. Neither the Seller nor the Shareholder shall assert any claim for indemnification under clause (i) of Section 9.2 against the Purchaser until such time as the aggregate of all claims which the Seller or the Shareholder may have against the Purchaser shall exceed the Indemnification Threshold, whereupon such claims shall be indemnified in full. The limitation on the assertion of claims for indemnification contained in this paragraph shall apply only to claims based upon inaccuracies in, or breaches of, representations and warranties contained in this Agreement or any document, instrument, certificate or other item required to be furnished pursuant to this Agreement or in connection with the transaction contemplated by this Agreement.

     No person shall be entitled to indemnification under this Article 9 if and to the extent that such person's claim for indemnification is directly or indirectly related to a breach by such person of any representation, warranty, covenant or other agreement set forth in this Agreement.

     No claim under this Article 9 shall be made unless an Indemnity Notice, or a Claim Notice (as applicable) has been given prior to the applicable survival period.


                                   ARTICLE 10
                             POST-CLOSING COVENANTS

     10.1. Further Cooperation. From and after the Closing Date, the Seller shall, and the Shareholder shall and shall cause the Seller to, (i) assist and cooperate with the Purchaser in effecting the orderly transfer of the Purchased Assets to the Purchaser, and (ii) execute and deliver such documents and take such other actions as the Purchaser reasonably requests to fully consummate the transactions contemplated by this Agreement. In addition, the Seller and the Shareholder shall (i) provide or cause to be provided such written information with respect to themselves, (ii) execute and deliver or cause to be executed and delivered such other documents, certificates or instruments, and (iii) take or cause to be taken such actions, as the Purchaser or any auditor reasonably deems necessary or desirable to complete any audit of the Purchaser's consolidated financial statements, the Seller's financial statements or in connection with any Requirements of Law applicable to the Purchaser, including federal or state securities laws.

     10.2. Maintenance of Books and Records.

        (a) For a period of three (3) years after the Closing Date, the Purchaser shall maintain all Books and Records maintained by the Seller on or prior to the Closing Date which are transferred to the Purchaser and shall permit the Seller or the Shareholder or their respective representatives and agents access, at the Seller's or the Shareholder's sole cost and expense, to all such Books and Records, upon reasonable notice by the Seller or the Shareholder, as applicable, and on terms not disruptive to the business, operation or employees of the Purchaser. The Seller and the Shareholder will hold all information provided to them pursuant to this Article 10 (and any information derived therefrom) in confidence to the same extent as required by
Section 7.1 of this Agreement with respect to Confidential Information.

        (b) For a period of three (3) years after the Closing Date, the Seller shall, and the Shareholder shall, cause the Seller to, maintain all Books and Records possessed or to be possessed by the Seller or the Shareholder that relate to the Business prior to the Closing Date. The Seller shall, and the Shareholder shall, cause the Seller to, permit the Purchaser or its representatives and agents access, at the Purchaser's sole cost and expense, to all of such Books and Records upon reasonable prior written notice for any reasonable business purpose.

     10.3. Use of Name. From and after the Closing Date, the Seller shall, and the Shareholder shall cause the Seller to: (i) sign such consents and take such other actions as the Purchaser shall reasonably request to permit the Purchaser to use the names Document Management Group and Micro-Tec and all variants thereof (the "Name"); (ii) cease to use the Name; and (iii) take all necessary action to change its corporate and trade names by a date which is twenty days from the Closing Date to such name or names that are substantially different from and not confusingly similar to the Name.

     10.4. Discharge of Obligations. From and after the Closing Date, the Seller shall, and the Shareholder shall cause the Seller to, pay and discharge diligently, in accordance with past practice but not less than on a timely basis, all of the Retained Liabilities, including, without limitation, those relating to employees, trade creditors and customers.

     10.5. Receivables. If, at any time after the Closing Date, the Seller or the Shareholder shall receive any payments on account of any of the Receivables or other rights to payment constituting a part of the Purchased Assets, then the Seller or the Shareholder, as applicable, shall hold such funds in trust for, and shall promptly remit (and the Shareholder shall cause the Seller to remit promptly) such funds to the Purchaser immediately upon receipt thereof. The Seller hereby, effective from and after the Closing Date, authorizes and grants to the Purchaser (acting through any one or more of the Purchaser's authorized representatives or agents) a power of attorney to endorse the Seller's name on any check or any other remittances received by the Purchaser on account of the Receivables. The foregoing power of attorney is coupled with an interest and is irrevocable.

     10.6. Public Announcements. Neither the Seller nor the Shareholder shall issue any public report, statement, press release or similar item or make any other public disclosure with respect to the substance of this Agreement prior to the consultation with and approval of the Purchaser. In addition, before the Purchaser issues a public statement that refers to the Seller or the Shareholder, the Purchaser will endeavor to consult with the Seller to the extent time permits. Nothing contained herein shall restrict the ability of the Seller from contacting a third party in order to obtain a Consent to the transactions contemplated hereby.


                                   ARTICLE 11
                       TAXES RELATING TO PURCHASED ASSETS

     The Seller shall, and the Shareholder shall cause the Seller to pay, and the Seller and the Shareholder shall jointly and severally indemnify and hold harmless the Purchaser from and against all Transfer Taxes. All Taxes on the ownership or use of the Purchased Assets and Real Property (specifically excluding Taxes measured by the net income of any party) that accrue on or prior to the Closing Date shall be paid by the Seller, and all such Taxes that accrue after the Closing Date shall be paid by the Purchaser; provided, that all such Taxes shall be prorated to the Closing Date. Should the Purchaser pay any such Taxes, Seller shall, immediately upon request, pay to the Purchaser that portion of such Taxes that accrued prior to the Closing Date.


                                   ARTICLE 12
                              TRANSFER RESTRICTIONS

     Except for transfers to immediate family members who agree to be bound by the restrictions set forth in this Article 12 (or trusts for the benefit of the Seller, the Shareholder or family members, the trustees of which so agree), for a period of one year from the Closing, neither the Seller nor the Shareholder shall (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint, or otherwise dispose of (a) any shares of ImageMax Common Stock received by the Seller pursuant to this Agreement, or (b) any interest (including, without limitation, an option to buy or sell) in any such shares of ImageMax Common Stock, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of ImageMax Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of ImageMax Common Stock acquired pursuant to this Agreement (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions). Notwithstanding the foregoing, the Seller may transfer such the shares of ImageMax Common Stock to the Shareholder, subject to the Shareholder holding such shares subject to the restrictions set forth in this Agreement. The certificates evidencing the ImageMax Common Stock delivered to the Seller pursuant to Section 2 of this Agreement will bear a legend substantially in the form set forth below and containing such other information as the Purchaser may deem necessary or appropriate:

     THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO FIRST ANNIVERSARY OF CLOSING DATE. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.


                                   ARTICLE 13
                         SECURITIES LAWS REPRESENTATIONS

     The Seller and the Shareholder acknowledge that the shares of ImageMax Common Stock to be delivered to the Seller pursuant to this Agreement have not been and will not be registered under the Securities Act or any other state securities laws, and therefore may not be resold without compliance with the Securities Act. The ImageMax Common Stock to be acquired by the Seller pursuant to this Agreement is being acquired solely for its own respective account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.

     13.1. Compliance with Law. The Seller and the Shareholder covenant, warrant and represent that none of the shares of ImageMax Common Stock issued to Seller will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act, the rules and regulations of the Securities and Exchange Commission and applicable state securities laws. All the ImageMax Common Stock shall bear the following legend in addition to any other legends required under this Agreement:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") OR ANY STATE SECURITIES OR BLUE SKY LAWS. SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE 1933 ACT AND ANY STATE SECURITIES OR BLUE SKY LAWS, UNLESS, IN THE OPINION (WHICH SHALL BE IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION) OF COUNSEL SATISFACTORY TO THE CORPORATION, SUCH REGISTRATION IS NOT REQUIRED.

     13.2. Economic Risk; Sophistication. The Seller and the Shareholder are able to bear the economic risk of an investment in the ImageMax Common Stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment in the ImageMax Common Stock. The Seller and the Shareholder or their respective purchaser representatives have had an adequate opportunity to ask questions and receive answers from the officers of the Purchaser concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of the Purchaser, the plans for the operations of the business of the Purchaser, the business, operations and financial condition of the Founding Companies, and any plans for additional acquisitions and the like. The Seller and the Shareholder acknowledge receipt and review of the Company's Prospectus, dated December 3, 1997, for informational purposes.


                                   ARTICLE 14
                                  MISCELLANEOUS

     14.1. Notices. All notices required to be given to any of the parties to this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 14.1, for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, with proper postage prepaid, or any national overnight delivery service, with proper charges prepaid, or facsimile transmission with receipt confirmed by such party, to such party at its address set forth below:

           (a)  If to the Seller or the Shareholder:

                c/o Theron Robinson
                804 South Hamilton
                Saginaw, MI 48602
                Fax No. (517) 792-2423


           (b)  If to the Purchaser:

                ImageMax, Inc.
                1100 Hector Street, Suite 396
                Conshohocken, PA 19428


                with a copy to:

                Pepper Hamilton LLP
                3000 Two Logan Square
                18th & Arch Streets
                Philadelphia, PA 19103-2799
                Attention: Brian M. Katz
                Fax No.: 215-981-4750

Such notice shall be deemed to be received when delivered if delivered personally, the next business day after the date sent if sent by a national overnight delivery service, or three (3) business days after the date mailed if mailed by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

     14.2. No Third Party Beneficiaries. Except as is otherwise expressly provided in this Agreement, this Agreement is not intended to, and does not, create any rights in or confer any benefits upon anyone other than the parties hereto.

     14.3. Schedules. All schedules attached to this Agreement are incorporated by reference into this Agreement for all purposes.

     14.4. Expenses. The parties to this Agreement shall pay their own expenses incident to the preparation, negotiation and execution of this Agreement including, without limitation, all fees and costs and expenses of their respective accountants and legal counsel.

     14.5. Further Assurances. The Seller or the Shareholder on the one hand, and the Purchaser on the other hand, shall, at their own respective expense, from time to time upon the request of the other party, execute and deliver, or cause to be executed and delivered, at such times as may reasonably be requested by such other party, such other documents, certificates and instruments and take such actions as such other party deem reasonably necessary to consummate more fully the transactions contemplated by this Agreement.

     14.6. Entire Agreement; Amendment. This Agreement and any other documents, instruments or other writings delivered or to be delivered pursuant to this Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, and negotiations, whether written or oral, with respect to the subject matter of this Agreement. None of the terms and provisions contained in this Agreement can be changed without a writing signed by all parties hereto.

     14.7. Section and Paragraph Titles. The section and paragraph titles used in this Agreement are for convenience only and are not intended to define or limit the contents or substance of any such section or paragraph.

     14.8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties to this Agreement and their respective heirs, personal representatives, and successors and permitted assigns. Neither the Seller, the Shareholder nor the Purchaser shall have the right to assign this Agreement without the prior written consent of the others, except that the Purchaser may assign its rights and obligations under this Agreement prior to the Closing to any wholly-owned Subsidiary of the Purchaser or entity owning all of the capital stock of the Purchaser, provided that such assignment shall not relieve the Purchaser of any of its obligations hereunder.

     14.9. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

     14.10. Severability. Any provision of this Agreement (other than those contained in Article 7 of this Agreement, in which case, Section 7.5 of this Agreement shall govern with respect to the invalidity, unenforceability, or illegality of any such provision) that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     14.11. Governing Law. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania notwithstanding the choice of law rules of Pennsylvania or any other jurisdiction.

     IN WITNESS WHEREOF, the Seller, the Shareholder and the Purchaser have caused this Agreement to be duly executed as of the date first written above.


                                          DOCUMENT MANAGEMENT GROUP INC.


                                          By: /s/ Theron Robinson
                                              ---------------------------------
                                              Name: Theron Robinson
                                              Title: President


                                          /s/ Theron Robinson
                                          -------------------------------------
                                          THERON ROBINSON


                                          IMAGEMAX, INC.


                                          By: /s/ Bruce M. Gillis
                                              ---------------------------------
                                              Bruce M. Gillis,
                                              Chief Executive Officer

                                 Schedule 2.1(a)

                                Purchased Assets

1. Real Property Leases. Seller's interest, as lessee, in the real property that is the subject matter of any outstanding real property lease to which the Seller is a party.

2. Personal Property Leases. Seller's interest, as lessee or otherwise, in all personal property that is the subject matter of any leases to which the Seller is a party.

3. Equipment, Machinery and Other Tangible Personal Property. All machinery, equipment, leasehold improvements, trucks, automobiles, supplies, office furniture, computing and telecommunications equipment and other items of personal property that are owned by Seller and used in connection with the Business including, without limitation, all Contracts with the Seller's customers or clients.

4. Contracts. All of the interest in all Contracts relating to the acquisition or ownership by Seller of any of the Purchased Assets or the operation of the Business including, without limitation, those listed in the Disclosure Schedule; provided, however, that the Contracts relating to employees set forth on Schedule 2.1(b) shall be Excluded Assets.

5. Books and Records. All of Seller's Books and Records relating to the Purchased Assets.

6. Permits. All of Seller's interest in all Permits relating to the Business including, without limitation, those listed in the Disclosure Schedule, to the extent assignable or transferrable.

7. Intellectual Property. All of Seller's right, title and interest in and to the Intellectual Property including, without limitation, that listed in the Disclosure Schedule.

8. Business and Goodwill. All of Seller's right, title and interest in and to the Business as a going concern and all of the goodwill incident to the Business.

9. Inventory. All inventory incremental or relating to, or used in connection with the Business including, without limitation, all supplies, work-in-process and finished goods of the Business on the Closing Date.

10. Receivables. All of Seller's Receivables associated with the Business existing at the Closing Date, excluding the Trade Accounts Receivables that are more than 90 days past the original invoice date.

11. Cash. $500 in cash to satisy accrued payroll expense.

12. Prepaid Expenses. All Prepaid Expenses at the Closing Date including, without limitation, those listed and fully described in Annex A to this Schedule 2.1(a) other than those Prepaid Expenses that comprise a part of the Excluded Assets and that are designated as such on Annex A to Schedule 2.1(b).

13. Computer Software. All Computer Software.

14. Other Intangible Assets. All other assets (including causes of action, rights of action, contract rights and warranty and product liability claims against third parties) relating to the Purchased Assets, the Assumed Liabilities and the Business.


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                                 Schedule 2.1(b)

                                 Excluded Assets

1. Insurance Policies. Any insurance policies maintained by Seller with respect to the Business.

2. Cash Consideration. The aggregate cash consideration paid by the Purchaser to Seller pursuant to this Agreement.

3. Corporate Records. Seller's corporate minute book and stock books, records and tax records.

4. Certain Claims. Any of Seller's claims and rights against third parties (including, without limitation, insurance carriers), to the extent they relate to Retained Liabilities.

5. Benefit Plan Assets. Assets constituting any pension or other funds for the benefit of Seller's employees including, without limitation, any Employee Benefit Plan.

6. Tax Refunds. All of Seller's claims for refunds of Taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Closing Date.

7. Prepaid Expenses. All Prepaid Expenses at the Closing listed and fully described in Annex A to this Schedule 2.1(b).

8. Aged Trade Account Receivables. All of Seller's Trade Account
Receivables that are more than 90 days past the original invoice date.


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                                  Schedule 2.6
                               Assumed Liabilities

1. The Adjusted Current Liabilities of Seller, only to the extent and in the amounts reflected on the Closing Balance Sheet.

2. All Obligations and Liabilities related to the Purchased Assets arising on or after the Closing Date.